The Trinity Group, Inc.
                                   160 Broadway
                              New York, New York 10038

                                 September 15, 1997

Trans Global Services, Inc.
1393 Veterans Memorial Highway
Hauppauge, NY 11788

                                           Re: Management Services Agreement

Gentlemen:

     This will confirm our agreement and understanding that, effective with the month in which Trans Global Services, Inc. (the "Company") receives the proceeds from its proposed public offering, the monthly fee payable pursuant to the Management Services Agreement dated January 1, 1995 between the Company and The Trinity Group, Inc. will increase to $15,000. This amendment supersedes and terminates the amendment dated as of January 1, 1997 to the Management Services Agreement.

                                                      THE TRINITY GROUP, INC.


                                                       By:
                                                        Lewis S. Schiller, CEO

AGREED TO:

TRANS GLOBAL SERVICES, INC.


By:
     Joseph G. Sicinski, President